SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2004

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

110 Maiden Lane, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 28, 2004, we obtained long-term non-recourse financing for the real property we acquired on August 19, 2004 which is net leased to Aon Corporation. This financing was obtained through separate promissory notes made by CLF 1000 Milwaukee Avenue LLC (“CLF 1000”), a special purpose entity of which Caplease, LP, our wholly-owned subsidiary, is the sole member. We consolidate the assets, liabilities and results of CLF 1000 for accounting purposes. The payment terms of the notes are summarized below:

Note	Payee	Original Principal Amount	Interest Rate	Maturity Date
A Note	Wachovia Bank, N.A.	$64,800,000	5.23%	November 11, 2014
B Note	Caplease, LP	$ 9,995,908	5.23%	November 11, 2014

Debt service payments on the notes are payable monthly. The A note requires a balloon payment of approximately $53.5 million at maturity, while the B note is fully amortizing. Wachovia Bank may extend the maturity date on the A note to November 11, 2032 in its sole discretion. If it does, the interest rate on the A note will increase to the greater of (i) 7.73% and (ii) an index rate defined in the note plus 2.5%. The notes may not be prepaid during the first three years but may be defeased during this period at the sole discretion of CLF 1000. Each note is secured by a mortgage on the property (including any improvements on the premises) and an assignment of the leases and rents on the property.

Each note is subject to customary events of default, including the failure to pay principal and/or interest on the notes or the determination that any representation or warranty made in the loan documents is false or misleading in any material respect. Upon such event of default, each note will, at the option of the payee, become immediately due and payable.

Wachovia Investors, Inc., an affiliate of Wachovia Bank, owns approximately 3.7% of our outstanding common stock. We have entered in to a master repurchase agreement with Wachovia Bank to finance our asset investments on a short-term basis. From time to time, we may sell net lease assets to Wachovia Bank or its affiliates on what we believe are fair market terms. In addition, Wachovia Bank acts as servicer of our net lease loan assets and the transfer agent of our common stock.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed under Item 1.01 above, on October 28, 2004, we obtained long-term financing for the real property we acquired on August 19, 2004 which resulted in the creation of a direct financial obligation.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit	Description

10.1	Promissory Note (Note A), dated October 28, 2004, of CLF 1000 Milwaukee Avenue LLC in favor of Wachovia Bank, National Association
10.2	Promissory Note (Note B), dated October 28, 2004, of CLF 1000 Milwaukee Avenue LLC in favor of Caplease, LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

DATE: November 3, 2004	By:	/s/ SHAWN P. SEALE
Shawn P. Seale Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit	Description

10.1	Promissory Note (Note A), dated October 28, 2004, of CLF 1000 Milwaukee Avenue LLC in favor of Wachovia Bank, National Association
10.2	Promissory Note (Note B), dated October 28, 2004, of CLF 1000 Milwaukee Avenue LLC in favor of Caplease, LP